CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 26, 2015, with respect to the consolidated financial statements of ASA Electronics, LLC included in the Annual Report of Voxx International Corporation on Form 10-K for the year ended February 28, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Voxx International Corporation on Form S-8 (File No. 333-138000 and File No. 333-184365) and on Form S-3 (File No. 333-187427 and File No. 333-91455).

/s/ GRANT THORNTON LLP
Chicago, Illinois
May 15, 2017